Exhibit 5.1

November 21, 2014

Vitae Pharmaceuticals, Inc.

502 West Office Center Drive
Fort Washington, PA 19034

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Vitae Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of up to 1,020,549 shares of the Company’s common stock, $.0001 par value (“Common Stock”), reserved for issuance under the Company’s 2001 Stock Plan, an aggregate of up to 1,139 shares of the Company’s Common Stock, reserved for issuance under the Company’s 2004 Stock Plan, an aggregate of up to 735,312 shares of the Company’s Common Stock, reserved for issuance under the Company’s 2013 Stock Plan, an aggregate of up to 2,853,187 shares of the Company’s Common Stock, reserved for issuance under the Company’s 2014 Equity Incentive Plan, and an aggregate of up to 250,000 shares of the Company’s Common Stock, reserved for issuance under the Company’s 2014 Employee Stock Purchase Plan.

In connection with this opinion, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Stock to be issued under the Plans. We have also examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Stock. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Stock has been issued and sold by the Company pursuant to the applicable provisions of the Plans and pursuant to the agreements which accompany the Plans, and in accordance with the Registration Statement, such Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP